Patke & Associates, Ltd. 300 Village Green Drive, Suite 210 Lincolnshire, Illinois 60069 847.913.5400 P | 847.913.5435 F www.patke.net

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated April 28, 2014 and March 23, 2015, as revised as of September 14, 2015 on the financial statements of the WaveFront Emerging Markets Fund, L.P. as of and for the years ended December 31, 2013 and December 31, 2014, respectively, on Form N-1A of USA Mutuals.

Patke & Associates, Ltd.
Lincolnshire, Illinois
September 28, 2015